Exhibit (k)(6)

AMENDMENT

TO

ADMINISTRATION AGREEMENT

This Amendment (“Amendment”) amends as of August 1, 2012 the Administration Agreement between THE NEW IRELAND FUND, INC. (formerly, the Irish Investment Fund, Inc. (the “Fund”) and BNY MELLON INVESTMENT SERVICING (US) INC. (formerly PNC Global Investment Servicing (U.S.) Inc. and prior, PFPC Inc.) (“BNY Mellon”), as amended to date.

BACKGROUND:

A.	The Fund and BNY Mellon are parties to an Administration Agreement dated as of November 1, 1991 (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Fund desires that BNY Mellon provide the financial reporting service and financial statement typesetting services described in this Amendment.

C.	The Fund and BNY Mellon wish to further amend certain provisions of the Agreement as described in this Amendment.

D.	The Fund and BNY Mellon desire to amend the Agreement with respect to the foregoing.

E.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Section 5(c), (d) and (e) of the Agreement are hereby deleted in their entirety and replaced with the following:

(c) For the services provided hereunder, the Fund agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Fund and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Fund authorizes BNY Mellon to debit the Fund’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to the Fund invoices for services rendered after debiting the Fund’s custody account with an indication that payment has

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been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

2.	BNY Mellon has entered into an agreement with a financial printer (the “Print Vendor”) for the Print Vendor to provide to BNY Mellon the ability to generate semi-annual shareholder reports on Form N-CSR and quarterly shareholder reports on Form N-Q (collectively “Financial Reports”) for its clients. Notwithstanding anything to the contrary herein, BNY Mellon shall not be obligated to perform any of the services described in this Amendment unless an agreement, including all relevant schedules and appendices thereto, between BNY Mellon and the Print Vendor for the provision of such services is then-currently in effect. BNY Mellon will inform the Fund of the identity of the Print Vendor, and the Fund is free to attempt to contract directly with the Print Vendor for the provision of the services described in this Amendment.

3.	BNY Mellon shall provide the following services to the Fund:

3.1	BNY Mellon will prepare the Fund’s financial statements for its annual and semi-annual shareholder reports, prepare quarterly schedule of investments for Form N-Q and coordinate the EDGARization of related data for insertion into Forms N-CSR and N-Q.

3.2	BNY Mellon will, or will cause the Print Vendor to , as applicable for the particular Financial Report: (i) create financial compositions for Financial Reports and the related EDGAR files; (ii) maintain country codes, industry class codes, security class codes and state codes; (iii) map individual general ledger accounts into master accounts to be displayed in the Financial Reports; (iv) create components that will specify the proper grouping and sorting for display of portfolio information; (v) create components that will specify the proper calculation and display of financial data required for each Financial Report (except for identified manual entries, which BNY Mellon will enter); (vi) process, convert and load security and general ledger data; and (vii) include in the Financial Report shareholder letters, Management Discussion and Analysis (“MD&A”) commentary, notes on performance, notes to financials, report of independent auditors, Fund management listing, service providers listing and Fund spectrums, all as provided from external parties to BNY Mellon.

3.3	BNY Mellon will cause the Print Vendor to perform document publishing to include the ability to output both print-ready PDF files and EDGAR

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ASCII files. An EDGAR ASCII filing will be limited to one EDGAR ASCII filing per Financial Report. Unless mutually agreed in writing between BNY Mellon and the Fund, BNY Mellon will use the same layout, for production data, for every successive reporting period.

3.4	BNY Mellon will use the Print Vendor’s system to generate Financial Reports, which shall include as applicable: (i) front/back cover; (ii) table of contents; (iii) shareholder letter; (iv) MD&A commentary; (v) sector weighting graphs/tables; (vi) disclosure of Fund expenses; (vii) schedules of investments; (viii) statement of net assets; (ix) statements of assets and liabilities; (x) statements of operation; (xi) statements of changes; (xii) statements of cash flows; (xiii) financial highlights; (xiv) notes to financial statements; (xv) report of independent registered public accounting firm; (xvi) tax information; and (xvii) additional Fund information as mutually agreed in writing between BNY Mellon and the Fund.

4.	The Fund shall timely review and comment on, and, as the Fund deems necessary, cause its counsel and accountants to timely review and comment on, all Financial Reports, and the Fund shall timely provide final sign-off. Absent timely final sign-off by the Fund, BNY Mellon shall not have responsibility to timely produce the affected Financial Report.

5.	Section 7(b) of the Agreement is hereby deleted in its entirely and replaced with the following:

(b)	This Agreement may be terminated by the Fund or BNY Mellon on ninety (90) days’ prior written notice to the other party. In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor service provider will be borne by the Fund and paid to BNY Mellon prior to any such conversion.

6.	Notwithstanding any provision of this Amendment, the services of BNY Mellon are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Fund or any other person. Neither this Amendment nor the provision of services under this Amendment establishes or its intended to establish an attorney-client relationship between BNY Mellon and the Fund or any other person.

7.	Notwithstanding anything to the contrary in the Agreement and without limiting any rights or protections otherwise provided to BNY Mellon pursuant to the Agreement, the Fund hereby agrees to indemnify, defend and hold harmless BNY Mellon and its sub-contractors from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) that arise directly or indirectly out of errors

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or defects in the Financial Reports (collectively, “Losses”) except that the Fund need not indemnify, defend or hold harmless BNY Mellon or its sub-contractors for Losses pursuant to this Section 7 to the extent such Losses are caused by BNY Mellon’s own intentional misconduct, bad faith or gross negligence in the performance of BNY Mellon’s obligations set forth in this Amendment.

8.	As compensation for the services rendered by BNY Mellon pursuant to this Amendment, the Fund will pay to BNY Mellon such fees as may be agreed to in writing by the Fund and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Print Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Print Vendor, and BNY Mellon will retain the differences between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Print Vendor.

The Fund hereby represents and warrants to BNY Mellon that (i) the terms of this Amendment, (ii) the fees and expenses associated with this Amendment and (iii) any benefits accruing to BNY Mellon and/or any affiliate of the Fund relating to this Amendment have been fully disclosed to the Board of Directors of the Fund and that, if required by applicable law, such Board of Directors has approved or will approve the terms of this Amendment, any such fees and expenses, and any such benefits.

9.	Schedule A to Agreement is hereby deleted in its entirety.

10.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter of this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute once and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

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IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

THE NEW IRELAND FUND, INC.

By: /s/ Lelia Long

Name: Lelia Long

Title: Treasurer

BNY MELLON INVESTMENT SERVICING(US) INC.

By: Jay F. Nusblatt

Name: Jay F. Nusblatt

Title: Executive Vice President

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If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

Very truly yours,

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Jay F. Nusblatt

Name:	Jay F. Nusblatt

Title:	Executive Vice President

Agreed and Accepted:

The New Ireland Fund, Inc.

By:	/s/ Lelia Long
Name:	Lelia Long
Title:	Treasurer